Exhibit – 16

August 29, 2005

Securities and Exchange Commission

450 Fifth Street, NW

Washington, D.C. 20549

Re:	Hesperia Holding, Inc.
File	No. 000-30085

Commissioners:

We have read the statements made by Hesperia Holding, Inc. (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K/A, Amendment No. 1, as part of Hesperia Holding, Inc. Form 8-K dated July 26, 2005. We agree with the statements concerning our Firm in Item 4.01 of such Form 8-K/A.

Very truly yours,

/s/ Russell Bedford Stefanou Mirchandani LLP

Russell Bedford Stefanou Mirchandani LLP